P&G

                                               THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                   One P&G Plaza
                                               Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

       P&G DELIVERS STRONG SALES AND EPS RESULTS DESPITE HURRICANE IMPACTS
       -------------------------------------------------------------------

          SALES UP 8%, EPS UP 15% EXCLUDING PRIOR YEAR DIVESTITURE GAIN

     CINCINNATI, Nov.1, 2005 - The Procter & Gamble Company (NYSE:PG) announced strong top and bottom-line growth for the July - September quarter. The company delivered sales growth of eight percent and earnings per share growth of 10% versus year-ago. Earnings per share were $0.77 for the quarter, $0.01 above analysts' consensus estimates. Earnings per share increased 15% excluding the one-time gain of $0.03 from the sale of the Juice business in the prior year.

EXECUTIVE SUMMARY
-----------------
o Unit volume grew six percent. Organic volume, which excludes acquisitions and divestitures, increased seven percent. Growth was broad-based across business segments and geographies. Beauty, family health, and household care each delivered volume growth of six percent or greater. All regions grew volume during the period. Developing markets continued to set the pace with volume growing in the mid-teens.

o Net sales increased eight percent to $14.79 billion behind new product innovations across the company. Favorable exchange rates and pricing activity to offset rising costs each contributed one percent of growth. Organic sales, which exclude the impacts of acquisitions, divestitures, and foreign exchange, also increased eight percent.

o Diluted net earnings per share increased 10 percent to $0.77. The earnings per share performance is especially impressive considering the impacts of Hurricanes Katrina and Rita, rising energy and commodity costs, continued high competitive spending, and a very strong base period with 17 percent EPS growth.

     "We're off to a good start with broad-based organic top-line growth," said Chairman of the Board, President and Chief Executive A. G. Lafley. "P&G's balanced business and geographic breadth has again demonstrated the ability to deliver consistent, reliable net sales and earnings per share growth in good and challenging times alike."


QUARTERLY DISCUSSION
--------------------

     Unit volume for the July - September quarter increased six percent. Organic volume, which excludes the impact of acquisitions and divestitures, grew seven percent. Growth was broad-based with all regions delivering year-on-year volume growth. This reflects progress on key brands and countries, with all of the company's top 10 brands and countries delivering year-to-year volume growth.

     Developing regions grew volume in the mid-teens for the period. Growth came largely behind new product innovations and developing market expansion across P&G's line-up of brands.

     Net sales increased eight percent to $14.79 billion. Pricing contributed one percent to sales growth behind actions taken in various businesses and geographies that partially recovered the impact of higher commodity costs. Favorable exchange rates also contributed one percent of sales growth. Organic sales, which exclude the impacts of acquisitions, divestitures, and foreign exchange, increased eight percent. Growth came largely behind new product innovations across P&G's portfolio of brands such as Tide Coldwater, Tide with Febreze, Dawn Bleach Alternative, Naturella expansion in Central and Eastern Europe, Pampers Feel `n Learn, and Charmin Mega-Roll.

     Operating earnings increased 10 percent to $3.06 billion driven by volume growth, pricing, and scale leverage on overhead expenses. These benefits were partially offset by higher commodity prices and costs associated with Hurricane Katrina. Hurricane Katrina had a negative impact of approximately two percent on the company's operating earnings growth due primarily to disruption of the coffee business, write-offs of damaged inventory and physical assets, and clean-up and repair costs.

     Net earnings increased four percent to $2.03 billion. Net earnings growth trailed operating earnings growth as a result of the prior year impact of the sale of the Juice business and higher interest expense from the previously announced $18 to $22 billion share repurchase program. Share repurchase activity totaled $5.55 billion of P&G stock during the quarter, bringing cumulative repurchases under the program to $8.57 billion.

     Diluted net earnings per share were $0.77, an increase of 10 percent, in-line with operating earnings growth. The impact of accelerated share repurchases, net of associated interest and Gillette acquisition expenses, was neutral on earnings per share for the quarter.

KEY FINANCIAL HIGHLIGHTS
------------------------
o Gross margin was 20 basis points lower than the prior year as higher energy and material costs were largely offset by fixed cost leverage from volume growth, cost savings efforts and pricing. Higher commodity costs hurt gross margins by over 100 basis points.

o Selling, general and administrative expenses (SG&A) increased six percent year-over-year, but decreased as a percentage of net sales by 60 basis points. This was primarily driven by strong sales growth that was well ahead of the company's long-term target and outpaced the increase in SG&A spending.

o The company's operating cash flow for the quarter was $2.17 billion, an increase of 14 percent compared to the base period. The improvement was driven by solid earnings growth and the timing of tax payments versus the prior year. Free cash flow, defined as operating cash flow less capital spending, was $1.77 billion. Free cash flow productivity was 87%.

BUSINESS SEGMENT DISCUSSION
---------------------------

     The following provides perspective on the company's July - September results by business segment.

BEAUTY
------

o The beauty business delivered strong volume, sales and earnings growth. Unit volume increased seven percent, led by growth in developing markets. Growth was led by hair care, skin care, and feminine care. The hair care business was driven by double digit growth on Pantene, Head & Shoulders and Rejoice. Skin care and feminine care both delivered strong volume growth behind double digit growth on Olay, Always, and Naturella. Net sales increased seven percent to $4.99 billion. Foreign exchange added one percent to sales which was offset by mix effects of negative one percent due to strong developing market growth. Net earnings increased 16 percent to $783 million driven by strong top-line growth, scale benefits and savings from the Wella integration. This was partially offset by increased marketing spending behind new product launches such as Lacoste Essentials, Always Cottony Soft, Naturella expansion in Central and Eastern Europe, Pantene Color Expressions and Olay Quench Hand & Body lotion.

FAMILY HEALTH
-------------

o Health care delivered a very strong quarter of double digit volume, sales and earnings growth. Unit volume increased 11 percent behind the continued success of Prilosec OTC, Actonel and oral care. Prilosec OTC volume was up more than double the prior year level, largely driven by accelerated sales ahead of the mid-September price increase as well as strong value share growth versus the prior year when the product was on allocation. Health care net sales increased 13 percent to $2.08 billion. The carryover impact of pricing actions taken in previous periods in pharmaceuticals & personal health and in pet health & nutrition added one percent to sales growth. Favorable exchange rates also contributed one percent to sales growth. Net earnings increased 37 percent to $336 million. The net earnings increase resulted from strong volume growth, product mix benefits, and a favorable base period comparison.

o Baby care and family care delivered solid top-line results. Unit volume increased five percent with balanced growth on both businesses. Volume growth was driven behind initiatives such as Charmin Mega-Roll and Pampers Baby Stages of Development. Net sales increased five percent to $3.00 billion including a positive foreign exchange impact of one percent. Pricing added one percent to sales growth. Mix reduced sales growth by two percent primarily behind rapid growth in developing markets and mid-tier products such as Bounty Basic. Earnings increased four percent to $320 million driven by volume growth. The benefits of cost savings efforts and pricing were offset by higher commodity costs and increases in direct-to-consumer marketing investments in baby care.

HOUSEHOLD CARE
--------------

o The fabric and home care business posted strong top and bottom-line growth for the quarter. Volume increased eight percent behind growth on Tide, Ariel, Downy, and Dawn. Growth was driven by new initiatives that began shipping this quarter, such as Tide with Febreze and Dawn Direct Foam, as well as the incremental benefit of prior year initiatives such as Tide Coldwater, Tide with a Touch of Downy, Ariel Ion Power Gel, Dawn Bleach Alternative and Downy Simple Pleasures. Net sales increased 11 percent to $4.22 billion including a one percent benefit from favorable foreign exchange. The benefit of prior price increases helped to offset rising commodity costs and increased sales by two percent. Net earnings increased 10 percent to $641 million behind the impacts of volume growth, pricing, ongoing savings programs, and foreign exchange gains from developing market currencies. These benefits were partially offset by rising commodity prices.

o Snacks and coffee results were heavily impacted by Hurricane Katrina. Unit volume declined seven percent and sales were down five percent to $706 million due to the disruption of the coffee business caused by Hurricane Katrina. Coffee price increases taken last fiscal year in response to higher bean costs added five percent to sales growth. Mix effects reduced sales by three percent. Net earnings were $73 million, down six percent driven primarily by the business disruption and other damages associated with Hurricane Katrina.

FISCAL YEAR AND OCTOBER - DECEMBER QUARTER GUIDANCE
---------------------------------------------------

     For the 2006 fiscal year, the company expects net sales to grow 17 to 19 percent. This includes 14 to 15 percent growth resulting from acquisitions and divestitures. Foreign exchange rates are expected to have a negative impact on sales growth of about two percent. Pricing and mix are expected to contribute about one percent to sales growth. Organic sales, which exclude the impacts of acquisitions, divestitures, and foreign exchange, are expected to grow five to six percent. This is at the top end of the company's previous guidance. The company confirmed its previous earnings per share guidance for the fiscal year excluding Gillette despite the impact of the hurricanes and higher energy and commodity costs. The dilution impact from the Gillette acquisition on earnings per share is expected to be $0.20 to $0.26 for the fiscal year, consistent with the company's previous guidance. This includes one time items which are expected to be nine to 12 cents per share. In total, earnings per share are expected to be $2.54 to $2.60 for the fiscal year. This includes the impact of expensing stock options, which the company expects will be about 11 cents per share including Gillette.

     For the October to December quarter, the company expects net sales growth of 23 to 26 percent. This includes 20 to 21 percent growth from acquisitions and divestitures. Foreign exchange rates are expected to have a negative impact on sales growth of about two percent. Pricing and mix are expected to contribute one to two percent to sales growth. Organic sales, which exclude the impacts of acquisitions, divestitures, and foreign exchange, are expected to grow five to seven percent. Earnings per share including Gillette are expected to be in the range of $0.66 to $0.69 for the quarter. This includes the impact of expensing stock options, which the company expects will be about two cents per share including Gillette. Within this, Gillette dilution is expected to be $0.09 to $0.12 per share.

FORWARD LOOKING STATEMENTS
--------------------------

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships;
(4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company's announced plan to repurchase shares of the Company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT PROCTER & GAMBLE
----------------------

     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G MEDIA CONTACT:
-----------------
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
Chris Peterson - (513) 983-2414

                          THE PROCTER & GAMBLE COMPANY
                          ----------------------------

EXHIBIT 1:  NON-GAAP MEASURES
-----------------------------

     In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

     ORGANIC SALES GROWTH. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. The reconciliation of reported sales growth to organic sales growth:

        Total Sales Growth                      8%
        Less: Foreign Exchange Impact           1%
        Less: Acquisition/Divestiture Impact   -1%
                                               ---
        Organic Sales Growth                    8%

OTHER MEASURES
--------------

     FREE CASH FLOW. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

     FREE CASH FLOW PRODUCTIVITY. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company's long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.

     The reconciliation of free cash flow and free cash flow productivity is provided below:

             Operating   Capital      Free        Net         Free Cash
($MM)        Cash Flow   Spending   Cash Flow   Earnings   Flow Productivity
----------------------------------------------------------------------------
Jul-Sep'04     1,912       413        1,499       1,942          77%

Jul-Sep'05     2,171       401        1,770       2,029          87%


     EARNINGS PER SHARE EXCLUDING PRIOR YEAR DIVESTITURE GAINS. This is the EPS growth in the September 2005 quarter relative to the September 2004 quarter, excluding the impact of divestiture gains - namely the juice divestiture gain which was recorded in the base period. This measure is provided in order to give perspective on the company's EPS growth excluding the impact of the gain in the base period. The reconciliation of EPS growth and EPS excluding prior year divestiture gains growth:

         Reported July - September 2004 EPS:                        $0.70
         Less: July - September 2004 Divestiture Gain:              $0.03
                                                                    -----
         July - September 2004 EPS Excluding Divestiture Gain:      $0.67

           THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
           (Amounts in Millions Except Per Share Amounts)
                 Consolidated Earnings Information

                                          -----------------------------------
                                                      JAS QUARTER
                                          -----------------------------------

                                              JAS 05      JAS 04       % CHG
                                           ----------  ----------  ----------
NET SALES                                  $  14,793   $  13,744         8 %
 COST OF PRODUCTS SOLD                         7,159       6,623         8 %
                                           ----------  ----------
GROSS MARGIN                                   7,634       7,121         7 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE     4,577       4,332         6 %
                                           ----------  ----------
OPERATING INCOME                               3,057       2,789        10 %
 TOTAL INTEREST EXPENSE                          219         181
 OTHER NON-OPERATING INCOME, NET                  74         182
                                           ----------  ----------
EARNINGS BEFORE INCOME TAXES                   2,912       2,790         4 %
 INCOME TAXES                                    883         848

NET EARNINGS                                   2,029       1,942         4 %
                                           ==========  ==========

EFFECTIVE TAX RATE                            30.3 %      30.4 %


PER COMMON SHARE:
 BASIC NET EARNINGS                        $    0.82   $    0.75         9 %
 DILUTED NET EARNINGS                      $    0.77   $    0.70        10 %
 DIVIDENDS                                 $    0.28   $    0.25
AVERAGE DILUTED SHARES OUTSTANDING           2,649.7     2,766.1



COMPARISONS AS A % OF NET SALES
-------------------------------                                   Basis Pt Chg
 COST OF PRODUCTS SOLD                        48.4 %      48.2 %
 GROSS MARGIN                                 51.6 %      51.8 %           (20)
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE    30.9 %      31.5 %           (60)
 OPERATING MARGIN                             20.7 %      20.3 %            40
 EARNINGS BEFORE INCOME TAXES                 19.7 %      20.3 %
 NET EARNINGS                                 13.7 %      14.1 %           (40)

                                THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                      Consolidated Earnings Information


                                 ------------------------------------------------------------------------------
                                                     Three Months Ended September 30, 2005
                                 ------------------------------------------------------------------------------
                                                 % Change       Earnings   % Change                % Change
                                                   Versus         Before     Versus          Net     Versus
                                    Net Sales    Year Ago   Income Taxes   Year Ago     Earnings   Year Ago
                                 ------------------------------------------------------------------------------
BEAUTY                           $    4,989           7%    $    1,078          10%     $    783        16%

     HEALTH CARE                      2,083          13%           501          39%          336        37%
     BABY CARE AND FAMILY CARE        2,999           5%           510           2%          320         4%
                                 ------------------------------------------------------------------------------
FAMILY HEALTH                         5,082           8%         1,011          17%          656        18%

     FABRIC CARE AND HOME CARE        4,215          11%           963          10%          641        10%
     SNACKS AND COFFEE                  706          -5%           108         -10%           73        -6%
                                 ------------------------------------------------------------------------------
HOUSEHOLD CARE                        4,921           8%         1,071           7%          714         8%

TOTAL BUSINESS SEGMENT               14,992           8%         3,160          11%        2,153        14%
CORPORATE                              (199)         N/A          (248)         N/A         (124)       N/A
                                 ------------------------------------------------------------------------------
TOTAL COMPANY                        14,793           8%         2,912           4%        2,029         4%


                                                             JULY - SEPTEMBER NET SALES INFORMATION
                                                                 (Percent Change vs. Year Ago)

                                          Volume         Volume
                                            With        Without
                                    Acquisitions/  Acquisitions/                                       Total    Total Impact
                                    Divestitures   Divestitures     FX         Price     Mix/Other     Impact       Ex-FX
                                    ----------------------------------------------------------------------------------------
BEAUTY                                   7%           7%            1%           0%          -1%         7%          6%

FAMILY HEALTH
  HEALTH CARE                           11%          11%            1%           1%           0%        13%         12%
  BABY CARE AND FAMILY CARE              5%           6%            1%           1%          -2%         5%          4%

HOUSEHOLD CARE
  FABRIC CARE AND HOME CARE              8%           8%            1%           2%           0%        11%         10%
  SNACKS AND COFFEE                     -7%          -7%            0%           5%          -3%        -5%         -5%

TOTAL COMPANY                            6%           7%            1%           1%           0%         8%          7%

                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                           (Amounts in Millions)
                                   Consolidated Cash Flows Information

                                                                       ------------------------------------
                                                                         Three Months Ended September 30
                                                                       ------------------------------------
                                                                                   2005                2004
                                                                       ----------------    ----------------
BEGINNING CASH                                                                    6,389               4,232

OPERATING ACTIVITIES
  NET EARNINGS                                                                    2,029               1,942
  DEPRECIATION AND AMORTIZATION                                                     448                 480
  SHARE BASED COMPENSATION EXPENSE                                                   95                 122
  DEFERRED INCOME TAXES                                                             284                 145
  CHANGES IN:
    ACCOUNTS RECEIVABLE                                                            (539)               (377)
    INVENTORIES                                                                    (149)               (326)
    ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES                                (243)                 57
    OTHER OPERATING ASSETS & LIABILITIES                                            175                (112)
  OTHER                                                                              71                 (19)
                                                                       ----------------    ----------------

TOTAL OPERATING ACTIVITIES                                                        2,171               1,912
                                                                       ----------------    ----------------

INVESTING ACTIVITIES
  CAPITAL EXPENDITURES                                                             (401)               (413)
  PROCEEDS FROM ASSET SALES                                                          26                 366
  ACQUISITIONS, NET OF CASH ACQUIRED                                             (1,178)               (335)
  CHANGE IN INVESTMENT SECURITIES                                                   (17)               (216)
                                                                       ----------------    ----------------

TOTAL INVESTMENT ACTIVITIES                                                      (1,570)               (598)
                                                                       ----------------    ----------------

FINANCING ACTIVITIES
  DIVIDENDS TO SHAREHOLDERS                                                        (727)               (685)
  CHANGE IN SHORT-TERM DEBT                                                      (1,230)             (2,429)
  ADDITIONS TO LONG TERM DEBT                                                     8,612               2,996
  REDUCTION OF LONG TERM DEBT                                                    (1,858)               (130)
  PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS & EXCESS TAX BENEFITS                 142                 105
  TREASURY PURCHASES                                                             (5,555)               (622)
                                                                       ----------------    ----------------

TOTAL FINANCING ACTIVITIES                                                         (616)               (765)
                                                                       ----------------    ----------------

EXCHANGE EFFECT ON CASH                                                             (64)                 59
                                                                       ----------------    ----------------

CHANGE IN CASH AND CASH EQUIVALENTS                                                 (79)                608
                                                                       ----------------    ----------------

ENDING CASH                                                                       6,310               4,840
                                                                       ================    ================


                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                           (Amounts in Millions)
                                 Consolidated Balance Sheet Information

                                                          September 30, 2005       June 30, 2004
                                                         --------------------   --------------------
CASH AND CASH EQUIVALENTS                                 $            6,310      $           6,389
INVESTMENTS SECURITIES                                                 1,749                  1,744
ACCOUNTS RECEIVABLE                                                    4,690                  4,185
TOTAL INVENTORIES                                                      5,161                  5,006
OTHER                                                                  2,654                  3,005
                                                         --------------------   --------------------
TOTAL CURRENT ASSETS                                                  20,564                 20,329

NET PROPERTY, PLANT AND EQUIPMENT                                     14,256                 14,332
NET GOODWILL AND OTHER INTANGIBLE ASSETS                              24,228                 24,163
OTHER NON-CURRENT ASSETS                                               2,858                  2,703
                                                         --------------------   --------------------

TOTAL ASSETS                                              $           61,906     $           61,527
                                                         ====================   ====================


ACCOUNTS PAYABLE                                          $            3,423     $            3,802
ACCRUED AND OTHER LIABILITIES                                          6,247                  7,531
TAXES PAYABLE                                                          2,635                  2,265
DEBT DUE WITHIN ONE YEAR                                               8,749                 11,441
                                                         --------------------   --------------------
TOTAL CURRENT LIABILITIES                                             21,054                 25,039

LONG-TERM DEBT                                                        21,046                 12,887
OTHER                                                                  5,273                  5,126
                                                         --------------------   --------------------
TOTAL LIABILITIES                                                     47,373                 43,052
                                                         --------------------   --------------------
                                                         --------------------   --------------------
TOTAL SHAREHOLDERS' EQUITY                                            14,533                 18,475
                                                         --------------------   --------------------

                                                         --------------------   --------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  $           61,906     $           61,527
                                                         ====================   ====================